EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended March 31, 2015

WOOSTER, Ohio, April 24, 2015 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $440,000 or $0.16 per diluted share for the quarter ended March 31, 2015, compared to $670,000 or $0.24 per diluted share for the quarter ended March 31, 2014. The decrease in net income was primarily due to a decrease in net interest income and an increase in both the provision for loan losses and noninterest expense, partially offset by an increase in noninterest income and a decrease in the provision for federal income taxes. The return on average equity and return on average assets for the 2015 quarter were 4.36% and 0.42%, respectively, compared to 6.89% and 0.65%, respectively, for the 2014 quarter.

Net interest income decreased $107,000 for the quarter ended March 31, 2015, compared to the quarter ended March 31, 2014. Interest income decreased $163,000 during the 2015 quarter mainly due to a decrease in the rates earned on those assets from 3.85% in the prior year quarter to 3.62% in the current year quarter, partially offset by a $6.4 million increase in the average balance of interest-earning assets. Interest expense decreased $56,000 primarily due to the continuation of the overall low market interest rate environment that decreased the average rates paid from 0.59% in the prior year quarter to 0.52% in the current year quarter, partially offset by a $5.6 million increase in the average balance of interest-bearing liabilities. The continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. The net interest rate spread decreased from 3.26% for the quarter ended March 31, 2014 to 3.10% for the quarter ended March 31, 2015.

Provision for loan losses was $233,000 in the 2015 quarter, an increase of $225,000 from $8,000 provided during the 2014 quarter. The increase is primarily due to increased charge-offs, as described more fully below, and increased loan balances compared to the prior year quarter.

Noninterest income increased $66,000 for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014. The increase was primarily due to a $22,000 increase in gain on sale of residential mortgage loans, and a $43,000 increase in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to increased loan sales in the 2015 quarter compared to the 2014 quarter.  The increase in service fees, charges and other operating income was primarily due to an increase in fees from service charges on deposit accounts.

Noninterest expense increased $58,000 for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014. This increase includes an $82,000 increase in salaries and employee benefits and a $15,000 increase in loss on sale of foreclosed assets held for sale, partially offset by a $24,000 decrease in occupancy and equipment expense, and a $23,000 decrease in amortization of intangible assets. The increase in salaries and employee benefits was primarily due to increased compensation as a result of merit increases and the addition of new positions, higher post-retirement benefit costs and education and training, partially offset by lower health care costs compared to the prior year quarter. The increase in the loss on foreclosed assets held for sale was due to a loss on the sale of a foreclosed property held for sale in the current year quarter, while there were no related sales in the prior year quarter. The decrease in occupancy and equipment expense was due to lower furniture, fixture and equipment expense and lower computer data expense compared to the prior year quarter. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in May of 2014 resulting in a full quarter of scheduled amortization in the prior year quarter, compared to no amortization in the current year quarter.

At March 31, 2015, the Company had total assets of $418.7 million, an increase of $1.0 million, from total assets at December 31, 2014. The increase in total assets includes a $1.3 million increase in cash and cash equivalents and a $2.6 million increase in net loans, partially offset by a $3.3 million decrease in securities balances compared to December 31, 2014.

Total securities decreased $3.3 million to $112.6 million at March 31, 2015, compared to $115.9 million at December 31, 2014. The decrease in securities is primarily due to investing the principal and interest cash flows received from securities into higher yielding loans. Net loans totaled $268.2 million at March 31, 2015, an increase of $2.6 million, compared to $265.6 million at December 31, 2014, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $2.3 million, or 0.87% of gross loans, at March 31, 2015, compared to $2.8 million, or 1.03% of gross loans, at December 31, 2014. The decrease in the allowance was due to charge-offs totaling $654,000 related to nonperforming loans during the current year quarter. Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $2.7 million at March 31, 2015, or 0.99% of total loans, a decrease of $699,000 from the December 31, 2014, balance of $3.4 million, or 1.25% of total loans. This decrease in non-accrual loans was due to the charge-offs as previously mentioned.

Deposits totaled $349.9 million at March 31, 2015, an increase of $961,000 from $348.9 million at December 31, 2014. This increase includes a $1.9 million increase in savings and money market balances and a $16,000 increase in time deposits, partially offset by a $974,000 decrease in demand deposits. The increase in savings and money market balances is due to our customers' preference to maintain liquid deposits, rather than invest in low yielding fixed rate term certificates, in order to take advantage of future rate increases. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased by $76,000 and totaled $7.1 million at March 31, 2015. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $16.5 million at March 31, 2015, and increased by $21,000 compared to December 31, 2014.  This increase includes $21,000 related to amortized prepayment penalties.  The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity increased by $363,000 during the quarter ended March 31, 2015, primarily due to net income of $440,000 and a $148,000 increase in unrealized gains on available-for-sale securities, partially offset by dividends of $249,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended March 31,
	2015	2014
Quarterly Results

Net Interest Income	$ 3,072	$ 3,179
Net Income	$ 440	$ 670
Earnings Per Share:
Basic	$ 0.16	$ 0.24
Diluted	$ 0.16	$ 0.24
Return on Average Assets (Annualized)	0.42%	0.65%
Return on Average Equity (Annualized)	4.36%	6.89%

	March 31,	December 31,
	2015	2014
End of Period Data

Total Assets	$ 418,744	$ 417,713
Stockholders' Equity to Total Assets	9.64%	9.58%
Shares Outstanding	2,806,839	2,806,839
Book Value Per Share	$ 14.38	$ 14.25

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended
	March 31,
	2015	2014

Interest income	$ 3,558	$ 3,721
Interest expense	486	542
Net interest income	3,072	3,179
Provision for loan losses	233	8
Net interest income after provision for loan losses	2,839	3,171
Noninterest income	431	365
Noninterest expense	2,703	2,645
Income before federal income taxes	567	891
Provision for federal income taxes	127	221
Net income	$ 440	$ 670

Earnings per share
Basic	$ 0.16	$ 0.24
Diluted	$ 0.16	$ 0.24

Dividends per share	$ 0.09	$ 0.08

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$ 12,100	$ 10,783
Investment securities, net (1)	112,610	115,958
Loans receivable, net	268,233	265,609
Federal Home Loan Bank stock	4,226	4,226
Premises & equipment	6,726	6,829
Foreclosed assets held for sale, net	120	179
Bank-owned life insurance	9,349	9,282
Other assets	5,380	4,847
TOTAL ASSETS	$ 418,744	$ 417,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	349,883	348,922
Other short-term borrowings	7,076	7,000
Federal Home Loan Bank Advances	16,459	16,438
Accrued interest payable and other liabilities	4,961	5,351
TOTAL LIABILITIES	378,379	377,711

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,001	35,995
Retained earnings	20,594	20,403
Shares acquired by ESOP	(398)	(416)
Treasury Stock, at cost - 1,171,892 shares at both March 31, 2015 and December 31, 2014.	(16,598)	(16,598)
Accumulated other comprehensive income	368	220
TOTAL STOCKHOLDERS' EQUITY	40,365	40,002

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 418,744	$ 417,713
(1) Includes held-to-maturity classifications.

CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767